AMENDMENT NO. 2
TO THE
SUBADVISORY AGREEMENT


        This AMENDMENT NO. 2 TO THE SUBADVISORY
AGREEMENT is effective as of July 20, 2009, by and between SUNAMERICA ASSET MANAGEMENT CORP. (formerly,
AIG SunAmerica Asset Management Corp.), a Delaware corporation (the "Adviser"), and WELLS CAPITAL
MANAGEMENT INCORPORATED, a California corporation
(the "Subadviser").

W I T N E S S E T H:

        WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated May 1, 2007, as amended October
2, 2007 (the "Subadvisory Agreement") with respect to the Trust;
and

        WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the SunAmerica Series
Trust Aggressive Growth Portfolio. Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Aggressive Growth Portfolio
0.450% on the first $100 million
0.400% on the next $100 million
0.350% over $200 million

Subadviser shall manage the Aggressive Growth Portfolio assets and shall be compensated as noted above.

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.


				SUNAMERICA ASSET
MANAGEMENT CORP.


				By:/s/ PETER A. HARBECK

				Name:	Peter A. Harbeck
				Title:	President & CEO


				WELLS CAPITAL
MANAGEMENT INCORPORATED


				By: /s/ MATT MAROTZ

				Name:	Matt Marotz
				Title:	Client Service Manager



Schedule A

Effective July 20, 2009


Portfolios
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Aggressive Growth Portfolio
0.450% on the first $100 million
0.400% on the next $100 million
0.350% over $200 million


Fundamental Growth Portfolio
0.450% on the first $150 million
0.425% on the next $150 million
0.350% over $300 million